Exhibit 10.22

AMENDMENT TO OPTION AGREEMENTS

This Amendment to Option Agreements (this “Amendment”) is entered into effective as of the __ day of May, 2016, by and between ELIO MOTORS, INC., an Arizona corporation (the “Company”), and STUART LICHTER (“Optionee”).

RECITALS

A.           The Company and Optionee entered into an Option Agreement as of December 15, 2014, pursuant to which the Company granted Optionee the option to purchase a number of shares of common stock of the Company sufficient to give Optionee up to a five percent (5%) ownership interest in the Company as of Optionee’s exercise of such option and exclusive of his then existing ownership of shares in the Company (the “5% Option”).

B.           The Company and Optionee entered into a second Option Agreement as of June 29, 2015, pursuant to which the Company granted Optionee the option to purchase a number of shares of common stock of the Company sufficient to give Optionee up to a two percent (2%) ownership interest in the Company as of Optionee’s exercise of such option and exclusive of his then existing ownership of shares in the Company (the “2% Option”).

C.           The Company and Optionee desire to eliminate the non-dilutive nature of the 5% Option and the 2% Option as specified below.

AGREEMENT

1.           Amendment and Replacement.  This Amendment shall replace in its entirety the Option Agreement dated December 15, 2014 and the Option Agreement dated June 29, 2015.

2.           Grant of Option.  In consideration of (i) the loan of $1,000,500 made by Optionee to the Company, (ii) the guaranty of a $9,850,000 loan originally made to the Company by GemCap Lending I, LLC, (iii) the loan of $300,000 made by Optionee to the Company, and (iv) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company grants to Optionee the option (the “Option”) to purchase One Million Eight Hundred Eighty-Seven Thousand Five Hundred Fifty-Four (1,887,554) shares of the Company’s common stock (the “Shares”).

3.           Option Price.  The price at which Optionee may exercise the Option shall be Five Dollars and Fifty-Six Cents ($5.56) per Share.

4.           When Option Exercisable.  Optionee may exercise the Option at any time, and from time-to-time, after the date of this Amendment and through the close of business on June 29, 2025 (the “Option Period”).

5.           Limited Transferability of Option.  Optionee shall be entitled, in his discretion, to allocate interests in the Option and to distribute the Option so long as any transfer is in compliance with all applicable federal and state securities laws.

6.           Merger or Reorganization of the Company.  If, during the Option Period but before Optionee has exercised all of the rights under the Option with regard to the total number of Shares available for purchase by Optionee, the Shares are changed into or changed for a different number or different kind of shares or other securities, this Amendment shall remain in force.  However, there shall be substituted for each of the Shares the number and kind of shares or other securities for which each Share was exchanged or into which share was changed.  The shares or securities substituted for each Share of the Company may be purchased by Optionee or his permitted assignee(s) under this Amendment for the price set for the Shares in Paragraph 3.

7.           Manner in Which Option is Exercised.  Any of Optionee’s Option rights may be exercised by written notice to the Company, delivered to the Company and accompanied by payment for the purchase price for the Shares being purchased.  Following receipt of payment for the Shares, the Company shall issue and deliver the Shares that have been purchased to Optionee or permitted holder(s) of the Option.

8.           Violation of Law.  The Option granted by this Amendment may not be exercised if its exercise would violate any applicable state securities law, any registration under or any requirements of the Securities Act of 1933, as amended, or the rules of an exchange on which the Shares are then traded.

9.           Unregistered Securities.  Optionee acknowledges and understands that the Shares that may be acquired upon exercise of this Option have not been registered under the Securities Act of 1933, as amended, and such Shares will not be so registered.  Accordingly, the Shares may not be sold, assigned, transferred or otherwise disposed of unless such interests are first registered pursuant to all such applicable laws or unless counsel reasonably satisfactory to the Company shall have rendered a satisfactory opinion that such registration is not required.

10.         General.  This Amendment shall bind and inure to the benefit of the Company and Optionee.  The terms and provisions of this Amendment may not be modified or amended, or any of the provisions hereof waived except, in the case of modification and amendment, pursuant to the written consent of the Company and Optionee, and, in the case of waiver, pursuant to a writing by the party so waiving.  This Amendment may be executed in counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument; in making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof executed by the party to be charged.  Section headings in this Amendment are for convenience of reference only.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the ___ day of May, 2016.

“Company”	“Optionee”
ELIO MOTORS, INC.
By: /s/ Paul Elio	/s/ Stuart Lichter
Paul Elio, CEO	Stuart Lichter